UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2015

OSHKOSH CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 2566, Oshkosh, Wisconsin 54903

(Address of principal executive offices, including zip code)

(920) 235-9151

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2015, Charles L. Szews, the current Chief Executive Officer of Oshkosh Corporation (the “Company”), notified the Company of his intent to retire from his position as Chief Executive Officer and his position as a director of the Company effective December 31, 2015.

On the same day, as a result of Mr. Szews’ intention to retire as Chief Executive Officer, the Board of Directors of the Company (the “Board of Directors”) acted to elect Wilson R. Jones, the current President and Chief Operating Officer of the Company, as Chief Executive Officer of the Company effective January 1, 2016. The Board of Directors also acted to elect Mr. Jones as a director of the Company to fill the vacancy created by Mr. Szews’ retirement from the Board of Directors for an initial term expiring at the Company’s 2016 annual meeting of shareholders.  As a result, Mr. Jones will serve in a dual role as President and Chief Executive Officer effective January 1, 2016 and will also serve as a member of the Board of Directors commencing that date.

Mr. Jones, who is 54, joined the Company in 2005 as Vice President and General Manager of the Airport Products business.  He was appointed President, Pierce Manufacturing in 2007, was appointed Executive Vice President and President, Fire & Emergency Segment in 2008, was appointed Executive Vice President and President, Access Equipment Segment in 2010, and was appointed President and Chief Operating Officer in 2012.  Mr. Jones also serves on the Board of Directors of Thor Industries, Inc.

The Board of Directors does not currently expect that Mr. Jones will be named to any committees of the Board of Directors at the time that he becomes a director on January 1, 2016. There are no arrangements between Mr. Jones and any other person pursuant to which Mr. Jones was elected to serve as a director or officer of the Company, nor are there any transactions in which the Company is a participant in which Mr. Jones has a material interest requiring disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: September 21, 2015	By:	/s/ Bryan J. Blankfield
Bryan J. Blankfield
Executive Vice President, General Counsel and Secretary